Exhibit 99.1

For Immediate Release

Contacts: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777, Extension 219	EURO RSCG Life NRP Mark Vincent (212) 845-4239

INSPIRE ANNOUNCES RESIGNATION OF DIRECTOR

DURHAM, NC – December 7, 2004 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced that Gary D. Novack, Ph.D. has resigned, effective December 6, 2004, from the Board of Directors of Inspire Pharmaceuticals, Inc. to devote additional time to his growing consulting practice and his position as a Regent of the University of California. Inspire is currently seeking a replacement to fill Dr. Novack’s vacated seat.

“As an expert in the fields of ophthalmology and pharmacology, Gary has provided Inspire with a wealth of knowledge,” stated W. Leigh Thompson, M.D., Ph.D., D.Sc., Chairman of the Board of Inspire. “However, the growth of Gary’s consulting practice has now reached a point where he believes it is prudent to step down from the Board in order to focus his time and energy on his clients. We value Gary’s integrity in making this decision and will miss his presence on the Board.”

Christy L. Shaffer, Ph.D., Chief Executive Officer of Inspire said, “We thank Gary for his dedicated service and contribution to Inspire. We appreciate Gary’s valuable insight into our industry and we look forward to maintaining a relationship with him.”

Dr. Novack stated, “It has been a pleasure to work with the talented Board and management team at Inspire. This company is well-positioned for success and I look forward to working with Inspire in the future.”

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results

4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797

to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797